Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Accenture plc:

We consent to the incorporation by reference in the registration statements (No. 333-142989) on Form S-3 and (No. 333-65376) on Form S-8 of Accenture Ltd (the predecessor registrant of Accenture plc) of our report dated October 19, 2009, with respect to the Consolidated Balance Sheets of Accenture Ltd as of August 31, 2009 and 2008, and the related Consolidated Statements of Income, Shareholders’ Equity and Comprehensive Income, and Cash Flows for each of the years in the three-year period ended August 31, 2009, and the effectiveness of internal control over financial reporting as of August 31, 2009, which report appears in the August 31, 2009 annual report on Form 10-K of Accenture plc.

Our report states that Accenture Ltd, as of September 1, 2007, changed its method of accounting for uncertain tax positions, and as of August 31, 2007, changed its method of accounting for defined benefit pension and other postretirement plans.

/s/ KPMG LLP

Chicago, Illinois

October 19, 2009